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                     July 5, 2023

       Kevin Coveney
       Chief Financial Officer
       Enveric Biosciences, Inc.
       4851 Tamiami Trail N, Suite 200
       Naples, Florida 34103

                                                        Re: Enveric
Biosciences, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-38286

       Dear Kevin Coveney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences